Exhibit 99.1

For more Information Contact:

Vince Anido, ISTA Pharmaceuticals	Burns McClellan
949-788-5311	Justin Jackson (Media)
vanido@istavision.com	jjackson@burnsmc.com
Lauren Silvernail, ISTA Pharmaceuticals	Lisa Burns (Investors)
949-788-5302	lburns@burnsmc.com
lsilvernail@istavision.com	212-213-0006

ISTA Pharmaceuticals Reports Third Quarter 2005 Financial

Results

IRVINE, Calif., November 8, 2005 — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today reported its unaudited financial results for the third quarter ended September 30, 2005.

ISTA reported revenue of $3.6 million for the third quarter of 2005 as more fully detailed below. Net product sales for the third quarter of 2005 were $3.5 million, an increase of 97% over the prior year-quarter, and included Xibrom™ net sales of $1.9 million, Istalol® net sales of $1.0 million and Vitrase® net sales of $0.6 million. During the third quarter of 2005, Istalol prescriptions reached an all time quarterly high, while Xibrom prescriptions grew rapidly during its first quarter on the market.

ISTA reported a net loss of $9.1 million, or $0.35 per share, for the third quarter of 2005, as compared to a net loss of $17.2 million, or $0.93 per share, for the third quarter of 2004. For the nine months ended September 30, 2005, ISTA reported a net loss of $27.7 million, or $1.09 per share, as compared to a net loss of $30.8 million, or $1.73 per share, for the same prior-year period.

During the third quarter of 2005, ISTA completed the launch of its third marketed product, Xibrom, and initiated a U.S. Phase III study of a combination product containing tobramycin and prednisolone acetate (tobra/pred) for the treatment of steroid-responsive inflammatory ocular conditions where risk of bacterial infections exist. Subject to a timely and successful Phase III study, ISTA expects to submit a New Drug Application (NDA) for this combination product to the Food and Drug Administration (FDA) during the first half of 2006. ISTA continues to make progress towards its expected completion in 2005 of its Phase IIb study for ecabet sodium for the treatment of dry eye. Additionally, ISTA has initiated work on a strong steroid eye drop to treat ocular inflammation. In the past few days, ISTA learned that the Center for Medicare and Medicaid Services (CMS) has granted two new national J-Codes covering the injection of preservative free ovine hyaluronidase, Vitrase. Physicians will be able to use these new J-Codes beginning January 2006. ISTA believes that the two new J-Codes will help facilitate third party reimbursement for both sizes of Vitrase.

“We experienced strong prescription growth during the third quarter for both Xibrom and Istalol and exceeded our goals for the year by gaining one FDA approval, launching two products and adding new products to our development pipeline,” commented Vince Anido, Ph.D., President and CEO of ISTA. Dr. Anido continued, “With more than 60,000 units of Istalol prescribed year to date and approximately 15,000 units of Xibrom prescribed during the third quarter, we have experienced tremendous success as a commercial organization.”

Revenue was $3.6 million for the third quarter of 2005, as compared to $1.9 million for the third quarter of 2004. Net product sales of $3.5 million for third quarter of 2005 consisted of Xibrom net sales of $1.9 million, Istalol net sales of $1.0 million and Vitrase net sales of $0.6 million. During the third quarter of 2005, ISTA continued to experience a reduction of wholesaler inventory levels for several of ISTA’s products. Because of increasing demand for its products during the third quarter of 2005, ISTA decreased its sales return allowance by $290,000 and had a corresponding increase in net product sales during the third quarter of 2005. As of September 30, 2005, ISTA maintained a reserve of $853,000 recorded as a sales return allowance. ISTA recognizes product sales upon shipment to the customer and records and adjusts reserves based upon estimated and actual returns.

Costs of products sold were $968,000 for the third quarter of 2005, as compared to $639,000 for the third quarter of 2004. Product gross margin for the third quarter of 2005 was $2.6 million, or 72% of net product sales, as compared to the product gross margin in the third quarter of 2004 of 64% of product net sales. The increase in product gross margin for the third quarter of 2005 as compared to the prior-year quarter is due to changes in product mix and the reversal of a portion of ISTA’s sales return allowance which increased net product sales and gross margin by $290,000 or 8% of net product sales during the quarter.

In addition to net product sales, ISTA reported other revenue of $69,000 for both the third quarter of 2005 and the third quarter of 2004, which is attributable to the recognition of the $5.0 million license fee payment received from Otsuka Pharmaceutical Co., Ltd. in December 2001 in connection with the license for Vitrase in Japan.

ISTA’s total operating expenses for the third quarter of 2005 decreased to $12.1 million, from $18.6 million in the third quarter of 2004. In the third quarter of 2004, ISTA recorded a one time payment of $10.0 million upon entering an agreement with Allergan pursuant to which ISTA reacquired all rights to market and sell Vitrase for all uses in the United States and other specified markets. The $6.5 million difference in total operating expenses between the third quarter of 2005 and the prior period is primarily attributable to the above described $10.0 million one-time payment recorded in the third quarter of 2004 offset by an increase of $3.5 million in total operating expenses for the third quarter of 2005. This $3.5 million increase in total operating expenses is primarily a result of increased sales and marketing expenses associated with the launch of ISTA’s approved products and the scale up of the sales force to over 70 sales representatives.

Research and development expenses were $4.8 million in the third quarter of 2005, as compared to $3.5 million for the third quarter of 2004. This increase of $1.3 million is attributable to ongoing ecabet sodium and tobra/pred clinical studies during the third quarter of 2005, offset by the completion of the Xibrom clinical studies in the third quarter of 2004 and by the impact of obtaining FDA approval for Vitrase, Istalol and Xibrom, which resulted in the capitalization of various amounts into commercial inventory, as compared to the prior period.

Selling, general and administrative expenses were $7.3 million in the third quarter of 2005, as compared to $15.1 million for the third quarter of 2004. The $7.8 million difference in selling, general and administrative expenses between the third quarter of 2005 and the prior period is primarily attributable to the above described $10.0 million one-time payment recorded in the third quarter of 2004 offset by an increase of $2.2 million in selling, general and administrative expenses for the third quarter of 2005. Of this $2.2 million increase, $2.1 million related to sales and marketing expenses associated with the commercial launch and marketing of ISTA’s approved products, including an increase in sales personnel to more than 70 representatives.

Net interest income was $409,000 in the third quarter of 2005, as compared to $155,000 in the third quarter of 2004. Cash and cash equivalents and short-term investments totaled $44.1 million at September 30, 2005. As of September 30, 2005, total common shares outstanding were 25,858,962.

ISTA will host a conference call with a simultaneous webcast today, November 8, 2005 at 10:30 AM Eastern Time, to discuss its third quarter 2005 results. To access the live conference call, U.S. and Canadian participants may dial 800-322-5044; international participants may dial 617-614-4927. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the call is 54897893. This conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

About ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. For example, statements regarding the future prospects or performance of ISTA or its products, financial or otherwise, including but not limited to statements regarding the anticipated times of completion or the anticipated results of ISTA’s clinical trials, anticipated regulatory filings or trends in product prescriptions, third party reimbursements, sales, costs of products sold, or the gross margin of ISTA’s products, are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA’s history of operating losses; the inherent uncertainty associated with financial projections (including but not limited to the lack of any significant product sales history for ISTA to base such projections on); timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to the availability at adequate levels, or at all, of third party reimbursement for ISTA’s products; uncertainties and risks related to ISTA’s ability to continue to sufficiently develop its sales, marketing and distribution capabilities and properly manage its growth; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2004 and ISTA’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Revenue
Product sales, net	$3,518	$1,784	$6,769	$1,784
License revenue	69	69	208	208
Total revenue	3,587	1,853	6,977	1,992
Cost of products sold	968	639	2,311	639
Gross profit margin	2,619	1,214	4,666	1,353
Operating expenses:
Research and development	4,842	3,502	11,704	12,091
Selling, general and administrative	7,286	15,081	21,937	20,461
Total operating expenses	12,128	18,583	33,641	32,552
Loss from operations	(9,509)	(17,369)	(28,975)	(31,199)
Interest income, net	409	155	1,230	433
Net loss	$(9,100)	$(17,214)	$(27,745)	$(30,766)
Net loss per common share, basic and diluted	$(0.35)	$(0.93)	$(1.09)	$(1.73)
Shares used in computing net loss per common share, basic and diluted	25,858	18,519	25,356	17,810

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	September 30 2005	December 31 2004
Cash and short-term investments	$44,073	$27,748
Working capital	43,810	18,872
Total assets	53,059	30,373
Total stockholders’ equity	40,966	15,318